Exhibit 99.1

CONTINENTAL MATERIALS CORPORATION REPORTS

SECOND QUARTER RESULTS

CHICAGO, August 12 — Continental Materials Corporation (AMEX; CUO) today reported a second quarter net loss of $267,000, 17 cents per diluted share, on sales of $41,761,000. In the prior year’s quarter, the company reported net income of $1,186,000, 74 cents per diluted share, on sales of $45,651,000.

Sales for the quarter decreased in the Concrete, Aggregates and Construction Supplies (CACS) and the Door segment. The Heating and Cooling and Evaporative Cooling segments both reported increased sales. Fan coil volume accounted for the increase in the Heating and Cooling segment with sales rising nearly 31% from the prior year’s quarter. This increase was the result of the continuing beneficial effect of the restructured sales representative network which was completed in late 2005 and favorable market conditions. The declines incurred by the CACS segment were due to the reduced construction activity along the Front Range in Colorado. Door segment sales during a specific quarter can be heavily influenced by customer requests to either accelerate or delay shipments of jobs to better coincide with their construction schedules. Sales of doors are also influenced by the level of construction activity. The reduction in sales, therefore, reflects both the effect of the decline in construction activity over the past year and the timing of shipments as the backlog has only declined approximately 3% from the level at the end of the 2007 quarter.

Pre-tax results for the 2008 quarter were a loss of $190,000 compared to income of $1,697,000 for the 2007 quarter. Cost of sales increased as a percentage of sales primarily due to narrower margins in the CACS although the Evaporative Cooling segment also reported a modest decline in margins. The increased CACS cost percentage was largely due to higher material and delivery costs, including fuel, and the reduced sales volume. Increased steel costs reduced the Evaporative Cooler segment margins. Selling price increases in the CACS were unable to recapture these increased costs due to competitive pressures created by the reduced construction activity along the Front Range in Colorado, especially housing construction. In addition, the 2007 quarter was aided by the recovery of $725,000 from our insurance carrier as settlement of flood claims that occurred during the third quarter of 2006. All expenses incurred to repair the damage and resume production had been recognized in the third quarter of 2006. No insurance recovery was anticipated or recorded prior to receipt of the settlement during the second quarter of 2007. Selling and administrative expenses were reduced as a percentage of sales due to the lower sales volume but increased as a percentage of sales largely due to costs related to the implementation of the provisions of the Sarbanes-Oxley Act of 2002, increased audit fees and consulting fees, particularly at the Corporate Office. Other income decreased during the 2008 quarter due to the inclusion in the 2007 quarter of a $230,000 gain on the sale of stock received from the demutualization of an insurance company that provided life insurance coverage for the Company’s employees.

For the first six months of 2008, the net loss was $1,398,000, 87 cents per diluted share. In the prior year, the company reported net income of $858,000, 53 cents per diluted share.

Consolidated sales for the first six months of 2008 declined $9,457,000 to $76,273,000 as compared to the first six months of 2007. The decline was largely due to the decrease in the Concrete, Aggregates and Construction Supplies segment although the Door and Evaporative Cooling segments also experienced declining sales. The reasons for the decreases are noted above except for the Evaporative Cooling segment which lagged the prior year due to sales in March which were affected by milder weather in 2008 compared to 2007. The Heating and Cooling segment reported increased sales for the six months ended June 28, 2008 compared to the six months ended June 30, 2007. As with the quarter, discussed above, the increase was related to fan coil volume.

CAUTIONARY STATEMENT— Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended December 29, 2007 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company’s ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Sales	$41,761,000	$45,651,000	$76,273,000	$85,730,000

Operating income (loss)	127,000	1,802,000	(1,352,000)	1,510,000

Interest expense, net	(288,000)	(368,000)	(618,000)	(581,000)

Other (expense) income	(29,000)	263,000	(1)	279,000

(Loss) income before income taxes	(190,000)	1,697,000	(1,971,000)	1,208,000

Provision (benefit) for income taxes	77,000	511,000	(573,000)	350,000

Net (loss) income	$(267,000)	$1,186,000	$(1,398,000)	$858,000

Basic and diluted (loss) earnings per share	$(.17)	$.74	$(.87)	$.53
Average shares outstanding	1,599,000	1,603,000	1,600,000	1,603,000